New Century Companies, Inc. Changes Name To U.S. Aerospace, Inc.

Press Release Source: U.S. Aerospace, Inc. Posted on: Mon, 26 Apr 2010 09:17:00 EDT

LOS ANGELES, Apr 26, 2010 (BUSINESS WIRE) — U.S. Aerospace, Inc. (OTCBB: NCNC), announced today that it has changed its name from New Century Companies, Inc. to U.S. Aerospace, Inc. in order to better reflect the ongoing business operations of the company.

“U.S. Aerospace will be ramping up our efforts to secure more military and commercial aviation contracts by submitting responses to numerous Requests For Proposals,” said Jerrold S. Pressman, Chairman of the Board. “Our new name is appropriate to reflect the aerospace industry focus of our new business model that will drive revenues and shareholder value going forward. We are excited about the direction of the Company and look forward to leveraging our strengths in not only expanding services for existing clients but also capturing new aerospace business.”

About U.S. Aerospace, Inc.

U.S. Aerospace, Inc. is a publicly traded aerospace and defense contractor based in Southern California. U.S. Aerospace is an emerging world-class supplier to the U.S. Department of Defense, U.S. Air Force, Lockheed Martin Corporation (NYSE: LMT — News), The Boeing Company (NYSE: BA - News), L-3 Communications Holdings, Inc. (NYSE: LLL — News), the Middle River Aircraft Systems subsidiary of General Electric Company (NYSE: GE — News), and other aerospace companies, commercial aircraft manufacturers and prime defense contractors. The Company supplies aircraft assemblies, structural components and highly-engineered, precision-machined details for commercial and military aircraft. It is also a leading manufacturer and remanufacturer of specialized aircraft machining tools, including vertical boring mills and large Vertical Turning Centers used to manufacture the largest jet engines, airplane landing gear, and other precision components. U.S. Aerospace has offices and production facilities in Santa Fe Springs and Rancho Cucamonga, California.

For further information please visit the Company’s website at http://www.USAerospace.com and its Investor Relations Website at http://www.usaerospace.com/ir-newsroom

Forward Looking Statements

Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company’s control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited capital resources, intense competition, government regulation, and difficulty in aerospace product and parts manufacturing; as well as additional risks factors discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov. Except as required by law, the Company undertakes no obligation to update any information.

Contact:

For U.S. Aerospace, Inc.
Investor Contact:
NETGENPR
Mike Elliott, 813-658-5136
ir@netgenpr.com